Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

Penn Virginia Corporation

2016 Management Incentive Plan

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●] (the “Grant Date”) between Penn Virginia Corporation (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the Penn Virginia Corporation 2016 Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1. Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of [●] restricted stock units (“Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.

Section 2. Vesting of the Restricted Stock Units.

(a) Generally. Except as otherwise provided herein, 25% of the Restricted Stock Units will vest on each of the first four anniversaries of the Grant Date (each, a “Vesting Date”), in each case subject to Participant’s continuous Service with the Company on the applicable Vesting Date.

(b) Qualified Liquidity Event. Upon the occurrence of a Qualified Liquidity Event, all Restricted Stock Units shall immediately vest, subject to Participant’s continuous Service with the Company through the date of such Qualified Liquidity Event.

Section 3. Termination of Service. Upon the occurrence of a termination of Participant’s Service, the Restricted Stock Units shall be treated as set forth below.

(a) Qualifying Termination. [Upon the occurrence of a termination of Participant’s Service by the Company without Cause or by the Participant for Good Reason (as defined in Participant’s Employment Agreement, dated as of [ ], 201[]), Participant will vest in the next tranche of Restricted Stock Units scheduled to vest under Section 2 hereof.

(b) Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 3(a), all unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto. ]1

Section 4. Settlement. The Company may require the Participant to execute a joinder to the Shareholders Agreement, dated September 12, 2016 by and between the Company and the Shareholders (as defined therein), as amended and/or restated from time to time (or any

[1]	To be updated as applicable to Participant.

successor agreement thereto) as a condition to the receipt of any shares of Common Stock, any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2 or Section 3 (“Vested RSUs”) shall be settled on the Vesting Date. Vested RSUs will be settled, unless otherwise determined by the Committee, by the Company through the delivery to the Participant of a number of shares of Common Stock equal to the number of Vested RSUs.

No fractional shares of Common Stock shall be issued, and the value of any such fractional share shall be paid to Participant in cash at Fair Market Value.

Section 5. Repurchase. The Company shall have the right, within six months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of the shares of Common Stock delivered in settlement of the Restricted Stock Units, if any, (and any Common Stock or other securities issued in respect, or pursuant to the terms, thereof), at a price equal to the Fair Market Value thereof, measured as of the date of Participant’s termination of Service, (the “Repurchase Price”); provided, however, that if Participant’s termination of Service is for Cause the Repurchase Price will be zero dollars. The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the shares of Common Stock or other securities so purchased, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that the Company’s payment of all or any portion of the Repurchase Price would violate applicable law or any instrument relating to the Company’s indebtedness, then any applicable Repurchase Price payments otherwise due during such period of prohibition or restriction will be paid by the Company as soon as reasonably practicable following the date that no such prohibitions or restrictions apply.

Upon and following the occurrence of an IPO, the Company’s right of repurchase pursuant to this Section 5 shall be of no force or effect.

Section 6. Restrictions on Transfer. No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 7. Investment Representation. Upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Common Stock underlying the Restricted Stock Units shall be acquired unless and until the Company and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares of Common Stock pursuant to an exemption from registration under the applicable securities laws.

Section 8. Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 9. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 10. Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 11. Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 12. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the choice of law principles thereof.

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16. Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.

Section 17. Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter. Except as otherwise expressly set forth herein, the terms and conditions of the Restricted Stock Units will not be governed or affected by the terms of Participant’s employment agreement or offer letter, or any severance, change of control or similar agreement or policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered.

Section 18. Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 19. Tax Withholding. This Agreement and the Restricted Stock Units shall be subject to withholding in accordance with Section 13.4 of the Plan, including the net settlement provision therein, Section 13.4(c).

Section 20. Lock-Up Period. If so requested by the Company or the underwriters in connection with an IPO, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days from the effective date of the registration statement, plus such additional period as may be required by applicable law, exchange rules or regulations, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters or the Company at the time of such offering.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

PENN VIRGINIA CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:
Date: